Exhibit 99.1
MERCANTILE BANCORP COMPLETES CONSOLIDATION
OF THREE ILLINOIS BANKS
Quincy, Illinois, November 8, 2006 — Mercantile Bancorp, Inc. (AMEX: MBR) today announced it has completed the previously announced consolidation of three of its Illinois-chartered banks into a single entity. On November 4, 2006, State Bank of Augusta and Security State Bank of Hamilton were merged into Marine Bank & Trust, headquartered in Carthage Illinois. The move was made to maintain a high level of customer service while reducing administrative, regulatory and compliance costs.
“These changes will, for the most part, be invisible to customers,” said Dan S. Dugan President and chief executive officer. “Customers who do business with any of the three banks will continue to bank at the same location and will deal with the same people. However, the combination should help ensure customers have access to the maximum possible number of products and help us maintain the high level of personal service they have come to expect.
“We have been successful in the execution of our three pronged strategy that includes operating a group of sound community banks, seeking out strategic acquisitions and to participate in the growth of other community banks by making modest equity investments. However, we must also pay attention to our cost structure. We also have an obligation to control our costs. The merger of these three banks is an important step in our cost-control initiative,” Dugan noted.
Dugan noted this is the second merger the company has completed of its wholly owned banks in 2006. Golden State Bank, based in Golden, Illinois merged with and into Brown County State Bank, of Mt. Sterling Illinois. That transaction was completed on July 15, according to Dugan.
“By the completion of these mergers, we have reduced the number of Illinois-chartered institutions from six to three. Clearly, there should be savings realized from reductions in statutory fees, paperwork and legal expenses and other sources. We will also be a more nimble organization able to better cope with changes in the banking environment. Both our customers and our shareholders should benefit from these changes,” Dugan concluded.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 3 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 8 community banks in Missouri, Georgia, Florida, North Carolina and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements .
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